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Filed pursuant to Rule 424 (b)(3)
Registration No. 333-93399

September 12, 2002 Prospectus Supplement (to the Prospectus dated January 10, 2002)

        This September 12, 2002 Prospectus Supplement describes the settlement of the litigation described in the "Management" Section of the Prospectus dated January 10, 2002.

Legal Proceedings

        On September 9, 2002 the Probate Court of Dallas County in the case, styled In the Matter of U. S. Bank, National Association, Successor by Merger to Santa Monica Bank, Administrator With the Will Annexed of the Estate of Vearl Sneed v. Reef Exploration, Inc., Michael J. Mauceli, The Mauceli Family Management Trust, Reef Partners, LLC, Pure Reef Limited Partnership, and Pure Holding, Inc. approved a settlement agreement between Reef Exploration and certain of its affiliates (including Reef Partners) on the one hand and the Administrator of the estate of Vearl Sneed on the other hand. The effect of the settlement will be that the estate of Vearl Sneed will beneficially receive an undivided fifty percent (50%) interest in all the net assets as of June 30, 2002 of the Reef entities, including Reef Partners. In order to discharge its obligations under the settlement agreement, Reef Partners will redeem the estate's fifty percent (50%) membership interest in Reef Partners at an approximate cost of $5,600,000. The approximate value of Reef Partners' remaining net assets as of June 30, 2002 (as adjusted to reflect the redemption of the estate's interest) will be $5,600,000.

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  Filed pursuant to Rule 424 (b)(3) Registration No. 333-93399
  September 12, 2002 Prospectus Supplement (to the Prospectus dated January 10, 2002)
  Legal Proceedings